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                                                                     EXHIBIT 8.0

                                 March 18, 1997


Board of Directors
Life Savings Bank, Federal Savings Bank
1598 East Highland Avenue
San Bernardino,  California  92404

Board of Directors
Life Financial Corp.
4110 Tigris Way
Riverside, California  92503


     Re:  Federal Tax Consequences of Reorganization of
          Life Savings Bank, Federal Savings Bank
          into a Holding Company Form of Ownership

To the Members of the Board of Directors:

     You have requested an opinion regarding certain federal income tax consequences of a proposed transaction involving the reorganization of Life Savings Bank, Federal Savings Bank ("Life Savings" or the "Bank") into a holding company form of ownership. This transaction will be completed pursuant to the Amended Agreement and Plan of Reorganization dated as of December 12, 1996 and amended on January 16, 1997 (the "Plan"), between Life Savings, a federal stock savings bank, Life Financial Corp., a Delaware corporation ("Life Financial Corp." or the "Holding Company"), and Life Interim Federal Savings Bank, an interim federal stock savings bank ("Interim").

     Under the terms of the Plan, the Bank has caused Life Financial Corp. to be organized under Delaware law as a wholly-owned subsidiary for the purpose of becoming the holding company of the Bank. The Reorganization will be accomplished by causing Life Financial Corp. to become the sole stockholder of the newly formed Interim, and then merging Interim into the Bank, so that as part of the merger each of the outstanding shares of common stock of the Bank will automatically be converted into three shares of common stock of Life Financial Corp., which would then become the sole stockholder of the Bank ("Reorganization").
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Board of Directors
March 18, 1997
Page 2

     The proposed transaction will be described in the section of this letter entitled "STATEMENT OF FACTS," and the federal income tax consequences of the proposed transaction will be set forth in the section of this letter entitled "OPINION."


                               STATEMENT OF FACTS

     Life Financial Corp. is a recently organized Delaware corporation formed by the Bank as a financial services holding company to facilitate the Reorganization. Life Financial Corp. has no prior operating history. Pursuant to the Plan of Reorganization, Life Financial Corp. will become a savings and loan holding company subject to the Home Owners' Loan Act. The Reorganization will be accomplished by means of the steps set forth in the Plan.

     Life Financial Corp. intends to organize as its wholly-owned subsidiary an interim federal stock savings bank, with the name, Life Interim Federal Savings Bank ("Interim"), in order to effect the Reorganization. If the Reorganization is approved by the shareholders of the Bank, and subject to satisfaction of all other conditions set forth in the Plan of Reorganization, on the Effective Date, Interim will be merged with and into the Bank ("Merger"), with Life Savings as the Resulting Institution.

     Upon the Effective Date of the Reorganization, all shares of common stock of Life Financial Corp. held by Life Savings shall be cancelled and shall no longer be deemed to be issued or outstanding for any purpose. On the Effective Date, each share of common stock, $8.00 stated value, of Life Savings (the "Bank Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become three (3) shares of fully paid and non-assessable common stock, par value $.01 per share, of Life Financial Corp. (the "Company Common Stock"). From and after the Effective Date, each certificate which, prior to the Effective Date, represented shares of the Bank, shall evidence ownership of Life Financial Corp. on the basis set forth in the Plan.

     Following the Merger, the existence of Life Savings shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a stock savings bank organized under federal law, with a charter and bylaws in the form approved by the Office of Thrift Supervision; and the Charter and Bylaws of Life Savings, as in effect on the Effective Date, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     From and after the Effective Date, and subject to the actions of the Board of Directors of Life Savings, the business presently conducted by the Bank will continue to be conducted
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Board of Directors
March 18, 1997
Page 3

by the Resulting Institution. It is the parties' intention that the continuity of operation of Life Savings' business will be maintained as a wholly-owned subsidiary of the Company.

     The Plan of Reorganization sets forth several conditions which must be satisfied before the Reorganization will be consummated. We have assumed that the Reorganization will be completed as set out in the Plan and that all conditions will be satisfied prior to the Reorganization.

                                     * * *

     You have also provided the following representations concerning the above described transaction:

     (a) The fair market value of the Holding Company stock received by each Bank shareholder is approximately equal to the fair market value of the Bank stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of the Bank who own five percent or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of Holding Company stock received in the transaction that would reduce the Bank shareholders' ownership of Holding Company stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of the Bank as of the same date. Shares of Bank stock and shares of Holding Company stock held by Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     (c) Following the transaction, the Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the transaction. For purposes of this representation, amounts used by the Bank or Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) will be included as assets of the Bank or Interim, respectively, immediately prior to the transaction.
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Board of Directors
March 18, 1997
Page 4

     (d) Prior to the transaction, the Holding Company was in control of Interim within the meaning of section 368(c) of the Code (i.e., owned at least 80% in vote and value of all classes of stock).

     (e) The Bank has no plan or intention to issue additional shares of its stock that would result in the Holding Company losing control of the Bank within the meaning of section 368(c) of the Code.

     (f) The Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

     (g) The Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Holding Company; or to cause the Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

     (h) Interim had no liabilities assumed by the Bank, and did not transfer to the Bank any assets subject to liabilities, in the transaction.

     (i) Following the transaction, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

     (j) Interim, the Holding Company, the Bank and Bank shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     (k) There is no intercorporate indebtedness existing between/among any of the parties to the transaction that was issued, acquired, or will be settled at a discount.

     (l) In the transaction, shares of Bank stock representing control of the Bank, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of the Holding Company. For purposes of this representation, shares of Bank stock exchanged for cash or other property originating with Holding Company will be treated as outstanding Bank stock on the date of the transaction.

     (m) At the time of the transaction, the Bank did not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would
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Board of Directors
March 18, 1997
Page 5

          affect the Holding Company's acquisition or retention of control of the Bank, as defined in section 368(c) of the Code.

     (n) At the time of the transaction, the Holding Company did not own, nor had it owned during the five years preceding the transaction, any shares of stock of the Bank.

     (o) None of the parties to the transaction is an investment company as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

     (p) On the date of the transaction, the fair market value of the assets of the Bank exceeded the sum of its liabilities, plus the amount of liabilities, if any, to which the assets were subject.

     (q) At the time of the transaction, the Bank was not under the jurisdiction of a bankruptcy court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (r) Immediately after the assumption of the Stock Option Plan by the Holding Company, the spread between the aggregate fair market value of the shares subject to the options over the aggregate option price of such shares was not (or will not be) greater than such spread immediately before the assumption.

     (s) The ratio of the option price to the fair market value of the stock subject to the options immediately after the assumption of the Stock Option Plan by the Holding Company is not more favorable to the holders than the ratio of the option price to the fair market value of the stock subject to the options immediately before such assumption.

     (t) The options under the Stock Option Plan were not traded on an established securities market prior to the transaction, and will not be traded on an established securities market after the transaction.

     (u) None of the compensation received by any shareholder-employees of the Bank is separate consideration for, or allocable to, any of their shares of Bank stock; none of the shares of Holding Company stock received by any shareholder-employees is separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees is for services actually rendered and is commensurate with amounts paid to third parties bargaining at arm's length for similar services.
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Board of Directors
March 18, 1997
Page 6

     (v) The Bank has been entitled to take a deduction for additions to its reserve for bad debts under section 593 of the Code.


                             LIMITATIONS ON OPINION

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. This opinion is based on the assumption that the transaction will be consummated in accordance with the Plan of Reorganization as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or local tax consequences of the proposed transactions under any section of the Code (or under state or local tax law) except if and to the extent specifically addressed.


                                    OPINION

     Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Reorganization, and taking into consideration the limitations outlined in this opinion, it is our opinion that under current federal income tax law:

     1. Provided that the proposed merger of Interim into the Bank qualifies as a statutory merger under applicable federal law, and provided that the Bank will hold substantially all of its assets and substantially all of the assets of Interim, and in the transaction the shareholders of the Bank will exchange an amount of stock constituting control of the Bank (within the meaning of section 368(c) of the Code) solely for Holding Company Common Stock, the proposed merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that the voting stock of the Holding Company is used in the merger (section 368(a)(2)(E)). The Bank, Holding Company and Interim will each be "a party to a reorganization" within the meaning of section 368(b).

     2. No gain or loss will be recognized by the stockholders of the Bank upon the transfer of their Common Stock in the Bank to Bank solely in exchange for the Holding Company's Common Stock. Section 354(a)(1) of the Code.
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Board of Directors
March 18, 1997
Page 7


     3. The basis of Life Financial Corp.'s Common Stock to be received by the stockholders of the Bank in the transaction will, in each instance, be the same as the basis of such Common Stock of the Bank exchanged therefor. Section 358(a)(1) of the Code.

     4. The holding period of Life Financial Corp. Common Stock received by the stockholders of the Bank in the transaction will, in each instance, include the period during which the stockholders held the Bank Common Stock exchanged therefor, provided that the Bank's Common Stock is held as a capital asset on the date of the transaction.
          Section 1223(1) of the Code.

     5. No gain or loss will be recognized by Interim as a result of the reorganization. Section 361 of the Code.

     6. No gain or loss will be recognized by Bank upon the receipt of the assets of Interim in exchange for Bank Common Stock. Section 1032(a) of the Code.

     7. No gain or loss will be recognized by the Holding Company upon its receipt of the Bank's common stock in exchange for the surrender of its Interim Common Stock solely for Bank Common Stock. Section 354(a)(1) of the Code.

     Accordingly, the transaction will have no adverse federal income tax effects on Life Financial Corp., the Bank, or the stockholders of the Bank. However, as we have previously advised, each Bank stockholder should consult his or her tax counsel as to the specific federal, state and local tax consequences of the transaction, if any, applicable to such stockholder.


                              Sincerely,


                              /s/ MULDOON, MURPHY & FAUCETTE
                              ------------------------------
                              MULDOON, MURPHY & FAUCETTE